NEWS RELEASE

DATE:	August 21, 2006	9:00 a.m. E.S.T.
CONTACT:	James L. Saner, Sr., President and CEO
	MainSource Financial Group	812-663-0157

MainSource Financial Group Acquires

First Financial Bank Branches

MainSource Financial Group, Inc., Greensburg, Indiana (NASDAQ: MSFG) – James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, Inc. today announced the consummation of the acquisition by MainSource Bank of five branch offices from First Financial Bank, one of which is in each of Madison, East Enterprise and Liberty, Indiana and two of which are in Vevay, Indiana. In total, these branches comprise approximately $29 million in loans and $51 million in deposits. The consummation of the branches was effective on August 18, 2006 at 11:59 p.m.

Mr. Saner stated, “I am pleased to welcome the employees and customers of First Financial Bank into our lead banking affiliate, MainSource Bank. We remain committed to our community banking philosophy and this transaction reaffirms our long-term strategic objective of preserving the local decision-making and personal customer service in the smaller communities. We feel that this type of service, combined with MainSource Financial Group’s exceptional product offerings, provides our customers a unique opportunity to manage all of their financial needs from one location.”

Mr. Saner continued, “This acquisition will expand MainSource Financial Group’s presence in Indiana to 68 offices in 30 counties. MainSource Financial Group is currently one of the top 10 largest publicly traded multi-bank holding companies headquartered in the state of Indiana and we are proud to continue our growth in new areas.”

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio Counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank – Hobart, Hobart, Indiana and MainSource Bank – Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

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MainSource Financial Group, Inc., 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240